AMENDMENT AGREEMENT

THIS AMENDMENT AGREEMENT (this “Amendment”) is effective as of this 1st day of August, 2023, by and between Aspiriant Trust, a Delaware statutory trust (“Trust,” and each of its series a “Fund”), UMB Fund Services, Inc., a Wisconsin corporation (“UMBFS”), UMB Distribution Services, LLC, a Wisconsin limited liability company (“UMBDS”) and UMB Bank, n.a., a national banking association (“UMB” and together with UMBFS and UMBDS, the “UMB Entities.”)

WHEREAS, the Trust and UMBFS have entered into an Administration Agreement dated as of October 16, 2012 and subsequently amended (the “UMBFS Admin Agreement”);

WHEREAS, the Trust and UMBFS have entered into a Transfer Agency Agreement dated as of October 16, 2012 and subsequently amended (the “UMBFS TA Agreement”);

WHEREAS, the Trust and UMBDS have entered into a Distribution Agreement dated as of October 16, 2012 and subsequently amended (the “UMBDS Agreement”);

WHEREAS, the Trust and UMBDS have entered into an Inbound Call Management and Fulfillment Agreement dated as of October 16, 2012 and subsequently amended (the “ICMF Agreement”); (the UMBFS Admin Agreement, UMBFS TA Agreement, UMBDS Agreement and ICMF Agreement are collectively referred to herein as, the “Agreements”);

WHEREAS, the parties wish to amend the Agreements as set forth herein by entering into this Amendment.

NOW THEREFORE, for and in consideration of the mutual promises hereinafter set forth, and such other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.        Schedule C to the UMBFS Admin Agreement shall hereby be amended and restated in its entirety to read as the respective Schedule C attached hereto.

2.        Schedule C to the UMBFS TA Agreement shall hereby be amended and restated in its entirety to read as the respective Schedule C attached hereto.

3.        Schedule B to the UMBDS Agreement shall hereby be amended and restated in its entirety to read as the respective Schedule B attached hereto.

4.        Schedule C to the ICMF Agreement shall hereby be amended and restated in its entirety to read as the respective Schedule C attached hereto.

5.        The parties hereby agree to extend the current term of the UMBFS Admin Agreement and UMBFS TA Agreement, to July 31, 2028 (“Initial Term”). Subject to the terms and conditions of each Agreement, as amended by this Amendment, each Agreement shall continue in effect for the aforementioned Initial Term. After that date, each Agreement shall automatically renew for additional twelve (12) month terms (each a “Renewal Term”) unless earlier terminated as provided for in the respective Agreement. In the event any Agreement is terminated by the Trust with respect to any or all of its series (each a “Fund”) prior to the end of the Initial Term or any subsequent Renewal Term, the Trust on behalf of such Fund(s) shall fulfill its obligations under the applicable Agreements, as amended, through the end of the Initial Term or Renewal Term, as applicable. For the avoidance of doubt, payment of fees through the end of the Initial Term or Renewal Term is one such obligation. However, the Trust will only be obligated to fulfill its obligations, including the payment of fees, through the end of the calendar year in which such liquidation was finalized with respect to any Fund(s) or the Trust upon the liquidation of the Fund(s) or the Trust, as the case may be. For purposes of this section 4, the term “liquidation” shall mean a transaction in which the assets of the Trust or a Fund(s) are sold or otherwise disposed of and proceeds therefrom are distributed in cash or other assets to the shareholders in complete liquidation of the interests of such shareholders in the entity as the means of terminating, directly and indirectly, the operations of the Trust or such Fund(s). However, a liquidation does not include any transaction, or series of transactions, in which the liquidation is intended to effectuate the movement of the Trist’s (or a Fund’s) assets, directly or indirectly, to another acquiring fund or for such assets to subsequently be managed by a different investment adviser. If any Agreement is terminated by the Trust with respect to any or all of its Fund(s) prior to the end of the Initial Term or any subsequent Renewal Term due to a liquidation, and is obligated to pay fees pursuant to the Agreement through the end of the calendar year, any such fees shall consist solely of annual minimum fees, and shall not include any asset-based fees, and fees for services being provided to the Fund(s) or Trust, as applicable on the date of notice of termination. If any Agreement is terminated by the Trust with respect to any or all of its Fund(s) prior to the end of the Initial Term or any subsequent Renewal Term for any other reason, and is obligated to pay fees pursuant to the Agreement through the end of the Initial Term or Renewal Term, as applicable, any such fees shall be determined based on the net assets of the Trust or Fund(s) at the time such notice of termination is provided and such other service/transactional fees for services being provided to the Trust or Fund(s), as applicable on the date of notice of termination.

6.        The parties agree that, while any of the Agreements are effective, the parties shall work in good faith with each other and the Trust’s other service providers, as applicable, to develop and implement additional procedures as reasonably requested by the Trust in connection with the services carried out by the UMB Entities pursuant to the Agreements. The parties agree that this section and its requirements shall be incorporated into, and constitute an obligation of the parties with respect to, each of the Agreements.

7.        Notwithstanding anything in this Amendment or in any of the Agreements, the parties hereby agree that, in addition to the rights and obligations of the parties under each Agreement, the Trust shall have the right, at any time during the Initial Term or any Renewal Term as may be applicable by written notice to UMBFS, to immediately terminate the tax and/or regulatory and tax compliance services provided by UMBFS to the Trust under the applicable Agreement without any penalty, default or additional fees or expenses. In the event of any such termination of such services, any prepaid fees for such services would be prorated and future fees for such services will no longer be due to UMBFS.

8.        The parties hereby agree that the term section of each of the Agreements is amended to add the following language so that, notwithstanding the Initial Term and any Renewal Term, an Agreement may be terminated by the Fund for Cause, as provided below:

Notwithstanding anything to the contrary elsewhere herein or in the applicable Agreement, at any time during the Initial Term or any Renewal Term the Fund may terminate the Agreement for Cause (as defined below) upon notice to [UMBFS]/[ UMBDS] (which such written notice shall describe the act or omission that constitutes Cause in reasonable detail), provided, however, that if the act or omission that constitutes Cause is: (i) capable of being cured, then, [UMBFS]/[ UMBDS] shall have 30 days from the date upon which [UMBFS]/[ UMBDS] received such written notice to fully cure such act or omission, and, if [UMBFS]/[ UMBDS] fails to fully cure such act or omission within such 30-day period, then, the applicable Agreement shall terminate with respect to the Fund on the 30th day following the date upon which [UMBFS]/[ UMBDS] received such written notice; or (ii) not capable of being cured, then, the Agreement shall terminate with respect to the Fund on the date upon which [UMBFS]/[ UMBDS] received such written notice (or such later effective date of termination as such Fund may provide in such written notice). Termination for Cause as described herein shall be without penalty, without default, without the payment of any remaining balance of fees payable through the end of the Initial Term or Renewal Term (other than fees accrued through the date of termination) and without the payment of any liquidated damages. For purposes of this Section 8, “Cause” shall mean [UMBFS]/[ UMBDS]’s bad faith, gross negligence, willful misconduct, fraud, or other action or omission that constitutes, or that could reasonably result in, a material breach or default by [UMBFS]/[ UMBDS] with respect to the Fund under the Agreement.

9.        Any reference to any Agreement shall be a reference to such Agreement as amended hereby. All rights, obligations and liabilities in respect of the Agreements shall continue to exist save as varied herein. In the event of any conflict or inconsistency between the provisions of this Amendment and the Agreements, the terms of this Amendment shall prevail. All other terms of the Agreements are hereby ratified and confirmed.

10.      This Amendment may be executed in any number of counterparts, each of which shall constitute an original, but which together shall constitute one instrument.

11.      The parties hereby agree that the attachments to this Amendment shall be considered confidential information, as such term may be defined in an Agreement, subject to the terms of the Agreements.

12.      This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware, excluding the laws on conflicts of laws.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in counterparts by their respective officers, thereunto duly authorized, as of the date first above written.

ASPIRIANT TRUST
(“Trust”)

By:	/s/ Douglas S. Hendrickson
Douglas S. Hendrickson
Treasurer

UMB FUND SERVICES, INC.
(“UMBFS”)

By:	/s/ Maureen A. Quill
Maureen A. Quill
Executive Vice President

UMB DISTRIBUTION SERVICES, LLC.
(“UMBDS”)

By:	/s/ Scott Schulenburg
Scott Schulenburg
President

Schedule C

to the

Administration Agreement

by and between

Aspiriant Trust

and

UMB Fund Services, Inc.

Fees

[Schedule C intentionally omitted]

Schedule C

to the

Transfer Agency Agreement

by and between

Aspiriant Trust

and

UMB Fund Services, Inc.

Fees

[Schedule C intentionally omitted]

Schedule B

to the

Distribution Agreement

by and between

Aspiriant Trust

and

UMB Distribution Services, LLC

FEES

[Schedule B intentionally omitted]

Schedule C

to the

Inbound Call Management and Fulfillment Agreement

by and between

Aspiriant Trust

and

UMB Distribution Services, LLC

FEES

[Schedule C intentionally omitted]